Exhibit 4.A3

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 2 to Second Amended and Restated Credit Agreement (this “Amendment”) is entered into as of May 8, 2020 by and among Viad Corp, a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Lender, as LC Issuer, as Swing Line Lender and as administrative agent (in its capacity as administrative agent, the “Administrative Agent”), and the undersigned Lenders.

RECITALS

A.The Borrower, the Administrative Agent and the Lenders are party to that certain Second Amended and Restated Credit Agreement dated as of October 24, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

B.The Borrower, the Administrative Agent, the LC Issuer, the Swing Line Lender and each of the Lenders party hereto (constituting Required Lenders) wish to amend the Credit Agreement on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.Amendments to Credit Agreement.  Upon the Amendment No. 2 Effective Date (as defined below), the Credit Agreement shall be amended to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit B hereto and (ii) add a new Exhibit F thereto as set forth in Exhibit C hereto.

2.Representations and Warranties of the Borrower.  The Borrower represents, warrants and certifies that:

(a)at the time of and immediately after giving effect to this Amendment,  each of the representations and warranties contained in the Credit Agreement (treating this Amendment as a Loan Document for purposes thereof) is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

(b)at the time of and immediately after giving effect to this Amendment, no Default or Unmatured Default has occurred and is continuing.

3.Conditions to Effectiveness.  Upon satisfaction of each of the following conditions, this Amendment shall be deemed effective as of the date hereof (the “Amendment No. 2 Effective Date”):

(a)receipt by the Administrative Agent of duly executed counterparts to (i) this Amendment from the Borrower, the Administrative Agent and each of the Required Lenders and (ii) the Acknowledgment attached hereto as Exhibit A from each Guarantor;

(b)Liquidity of the Borrower and its Subsidiaries, as of the Amendment No. 2 Effective Date, shall not be less than $100,000,000, as demonstrated in a compliance certificate, substantially in the form of Exhibit F to the Credit Agreement, signed by a senior officer of the Borrower and delivered to the Administrative Agent;

(c)the representations and warranties set forth in Section 2 hereof are true and correct; and

(d)payment and/or reimbursement of the Administrative Agent’s reasonable and documented out-of-pocket expenses (including, to the extent invoiced prior to the date hereof, the reasonable fees and expenses of counsel for the Administrative Agent) incurred in connection with this Amendment.

4.Reference to and Effect Upon the Loan Documents.

(a)Except as specifically amended, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

(c)This Amendment shall be deemed a “Loan Document” for all purposes under the Credit Agreement and the other Loan Documents.

5.Costs and Expenses.  The Borrower hereby affirms its obligation under Section 9.6 of the Credit Agreement to reimburse the Administrative Agent for all reasonable costs, internal charges and out-of-pocket expenses paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the attorneys’ fees and time charges of attorneys for the Administrative Agent with respect thereto.

6.GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

7.Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

8.Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a

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manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(signature pages to follow)

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

VIAD CORP

By: /s/ Ellen M. Ingersoll

Name:  Ellen M. Ingersoll

Its:  Chief Financial Officer

By: /s/ Elyse A. Newman

Name:  Elyse A. Newman

Its:  Treasurer

[Signature Page to Viad Amendment No. 2 to Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and a Lender

By: /s/ Lynn Braun

Name:  Lynn Braun

Its:  Executive Director

[Signature Page to Viad Amendment No. 2 to Second Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.

By: /s/ Alain Pelanne

Name:  Alain Pelanne

Its:  Vice President

[Signature Page to Viad Amendment No. 2 to Second Amended and Restated Credit Agreement]

BOKF, NA dba BOK Financial

By: /s/ Christine A. Nowaczyk

Name:  Christine A. Nowaczyk

Its:  Senior Vice President

[Signature Page to Viad Amendment No. 2 to Second Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Marty McDonald

Name:  Marty McDonald

Its:  Vice President

[Signature Page to Viad Amendment No. 2 to Second Amended and Restated Credit Agreement]

TRUST BANK, as successor by merger to SunTrust Bank

By: /s/ Brett Ross

Name: Brett Ross

Its: Director

[Signature Page to Viad Amendment No. 2 to Second Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION

By: /s/ Tanille Ingle

Name:  Tanille Ingle

Its: Assistant Vice President

[Signature Page to Viad Amendment No. 2 to Second Amended and Restated Credit Agreement]

BANK OF THE WEST

By: /s/ David Scott

Name:  David Scott

Its:  Director

[Signature Page to Viad Amendment No. 2 to Second Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Jonathan D. Beck

Name:  Jonathan D. Beck

Its:  Director

[Signature Page to Viad Amendment No. 2 to Second Amended and Restated Credit Agreement]

BMO HARRIS BANK N.A.

By: /s/ Patrick Epum

Name:  Patrick Epum

Its:  Director

[Signature Page to Viad Amendment No. 2 to Second Amended and Restated Credit Agreement]

EXHIBIT A

GUARANTOR ACKNOWLEDGMENT OF

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

The Guarantors hereby acknowledge the terms and conditions of Amendment No. 2 to Second Amended and Restated Credit Agreement entered into as of the date hereof and each hereby reaffirms its obligations under the Guaranty.  Capitalized terms used herein shall have the meanings ascribed to them by the Second Amended and Restated Credit Agreement dated as of October 24, 2018 (as amended or otherwise modified from time to time) and entered into by and among the Borrower, the Administrative Agent and the Lenders.

Dated as of May 8, 2020

(signature pages to follow)

GLOBAL EXPERIENCE SPECIALISTS, INC.

By: /s/ Ellen M. Ingersoll

Name:  Ellen M. Ingersoll

Its:    Vice President

By: /s/ Elyse A. Newman

Name:  Elyse A. Newman

Its:  Treasurer

GES EVENT INTELLIGENCE SERVICES, INC.

By: /s/ Ellen M. Ingersoll

Name:  Ellen M. Ingersoll

Its:  Vice President

By: /s/ Elyse A. Newman

Name:  Elyse A. Newman

Its:  Treasurer

CATC ALASKA TOURISM CORPORATION

By: /s/ Ellen M. Ingersoll

Name:  Ellen M. Ingersoll

Its:  Vice President

By: /s/ Elyse A. Newman

Name:  Elyse A. Newman

Its:  Treasurer

ON SERVICES – AV SPECIALISTS, INC.

By: /s/ Ellen M. Ingersoll

Name:    Ellen M. Ingersoll

Its:    Vice President

By: /s/ Elyse A. Newman

Name:  Elyse A. Newman

Its:  Treasurer

[Signature Page to Guarantor Acknowledgement]

EXHIBIT B

AMENDED CREDIT AGREEMENT

(ATTACHED)

~~CONFORMED VERSION~~W&S Draft

~~Through~~

Execution Version

Exhibit B to Amendment No. ~~1 to Second Amended and Restated Credit~~2

~~Agreement, dated July 23, 2019~~

$450,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF OCTOBER 24, 2018
AMONG

VIAD CORP,

THE LENDERS,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT

AND

BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION, U.S. BANK
NATIONAL ASSOCIATION, WELLS FARGO BANK, N.A. AND BMO HARRIS BANK,
N.A.

AS CO-SYNDICATION AGENTS

JPMORGAN CHASE BANK, N.A.,

AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

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TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS, ETC.		1
1.1	Definitions.	1
1.2	Classification of Loans and Advances.	~~25~~ 26
1.3	Terms Ge~~n~~erally.	~~25~~ 26
1.4	Foreign Currency Calculations.	~~25~~ 27
1.5	Interest Rates.	~~25~~ 27

ARTICLE II THE CREDITS		~~26~~27
2.1	Commitments.	~~26~~ 27
2.2	Required Payments.	~~26~~ 27
2.3	Ratable Loans.	~~27~~ 28
2.4	Types of Advances.	~~27~~ 28
2.5	Swingline Loans.	~~27~~ 28
2.6	Commitment Fee; Reductions and Increases in Commitments and Loan~~s~~.	~~28~~ 30
2.7	Minimum Amount of Each Advance.	~~30~~ 31
2.8	Optional Principal Payments.	~~30~~ 31
2.9	Method of Selecting Types and Interest Periods for New Advances.	~~30~~ 32
2.10	Conversion and Continuation of Outstanding Advances.	~~31~~ 32
2.11	Changes in Interest Rate, etc.	~~32~~ 33
2.12	Rates Applicable After Default.	~~32~~ 33
2.13	Method of Payment.	~~32~~ 34
2.14	Noteless Agreement; Evidence of Indebtedness.	~~33~~ 34
2.15	Telephonic Notices.	~~33~~ 35
2.16	Interest Payment Dates; Interest and Fee Basis.	~~34~~ 35
2.17	Notification of Advances, Interest Rates, Prepayments and Commitmen~~t~~
	Reductions.	~~34~~ 36
2.18	Lending Installations.	~~35~~ 36
2.19	Non-Receipt of Funds by the Administrative Agent.	~~35~~ 36
2.20	Facility LCs.	~~35~~ 37
2.21	Replacem~~e~~nt of Lenders.	~~40~~ 42
2.22	Defaulting Lenders.	~~41~~ 42

ARTICLE III INCREASED COSTS; TAXES		~~42~~44
3.1	Increased Costs.	~~42~~ 44
3.2	Availability of Types of Advances.	~~44~~ 45
3.3	Funding Indemnification.	~~45~~ 46
3.4	Taxes~~.~~	~~45~~ 47

ARTICLE IV CONDITIONS PRECEDENT		~~49~~51
4.1	Effectiveness and Initial Advance.	~~49~~ 51
4.2	Each Credit Extension.	~~51~~ 53

-xviii-

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ARTICLE V REPRESENTATIONS AND WARRANTIES		~~52~~ 53
5.1	Existence and Standing.	~~52~~ 53
5.2	Authorization and Validity.	~~52~~ 53
5.3	No Conflict; Government Consent.	~~52~~ 54
5.4	Financial Statements.	~~53~~ 54
5.5	Material Adverse Change.	~~53~~ 54
5.6	Taxes.	~~53~~ 54
5.7	Litigation and Contingent Obligations.	~~53~~ 55
5.8	Subsidiaries.	~~53~~ 55
5.9	ERISA.	~~54~~ 55
5.10	Accuracy of Information.	~~54~~ 55
5.11	Regulation U.	~~54~~ 56
5.12	Material Agreements.	~~54~~ 56
5.13	Compliance With Laws.	~~54~~ 56
5.14	Ownership of Properties.	~~55~~ 56
5.15	Plan Assets; Prohibited Transactions.	~~55~~ 56
5.16	Environmental Matters~~.~~	~~55~~ 56
5.17	Investment Company Act.	~~55~~ 57
5.18	Insurance~~.~~	~~55~~ 57
5.19	Solvency~~.~~	~~55~~ 57
5.20	Collateral Documents~~.~~	~~56~~ 57
5.21	Subordinated Debt.	56 58
5.22	Anti-Corruption Laws and Sanctions.	~~56~~ 58
5.23	EEA Financial Institutions.	~~57~~ 58
~~5.24~~	~~Plan Assets; Prohibited Transactions.~~	~~57~~

ARTICLE VI COVENANTS		~~57~~58
6.1	Financial Reporting.	~~57~~ 58
6.2	Use of Proceeds.	~~59~~ 61
6.3	Notice of Default.	~~59~~ 61
6.4	Conduct of Business.	~~59~~ 61
6.5	Taxes.	~~60~~ 62
6.6	Insurance.	~~60~~ 62
6.7	Compliance with Laws.	~~60~~ 62
6.8	Maintenance of Properties.	~~60~~ 62
6.9	Inspection.	~~60~~ 62
6.10	Restricted Payments.	~~61~~ 62
6.11	Indebtedness.	~~61~~ 63
6.12	Merger.	~~62~~ 64
6.13	Sale of Assets.	~~62~~ 64
6.14	Investments and Acquisitions.	~~63~~ 65
6.15	Liens.	~~64~~ 66
6.16	Affiliates.	~~65~~ 67
6.17	Amendments to Agreements.	~~65~~ 67
6.18	Contingent Obligations.	~~65~~ 67
6.19	Financial Contracts.	~~65~~ 67
6.20	Inconsistent Agreements.	~~65~~ 67
6.21	Subsidiary Guaranties and Personal Property Pledges.	~~65~~ 68
6.22	Subsidiary Stock Pledge.	~~66~~ 68

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6.23	Financial Covenants.	~~67~~ 69

ARTICLE VII DEFAULTS		~~67~~69

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		~~70~~72
8.1	Acceleration; Facility LC Collateral Account.	~~70~~ 72
8.2	Amendments.	~~70~~ 73
8.3	Preservation of Rights.	~~72~~ 74

ARTICLE IX GENERAL PROVISIONS		~~72~~ 75
9.1	Survival of Representations.	~~72~~ 75
9.2	Governmental Regulation.	~~72~~ 75
9.3	Headings.	~~72~~ 75
9.4	Entire Agreement.	~~72~~ 75
9.5	Several Obligations; Benefits of this Agreement.	~~73~~ 75
9.6	Expenses; Indemnification.	~~73~~ 75
9.7	Numbers of Documents.	~~74~~ 76
9.8	Accounting.	~~74~~ 76
9.9	Severability of Provisions.	~~75~~ 77
9.10	Nonliability of Lenders.	~~75~~ 77
9.11	Confidentiality.	~~76~~ 78
9.12	Nonreliance.	~~77~~ 79
9.13	Disclosure.	~~77~~ 79
9.14	USA PATRIOT Act.	~~77~~ 79
9.15	Conversion of Currencies.	~~77~~ 80
9.16	Amendment and Restatement.	~~78~~ 80
9.17	Applicable Lending Installations.	~~78~~ 81
9.18	Interest Rate Limitation.	~~79~~ 81
9.19	~~Acknowledgment~~Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions.	~~79~~ 81
9.20	Acknowledgement Regarding Any Supported QFCs	82

ARTICLE X THE ADMINISTRATIVE AGENT		~~79~~83
10.1	Appointment.	~~79~~ 83
10.2	Rights and Power.	~~80~~ 83
10.3	Exculpatory Provisions.	~~80~~ 83
10.4	Administrative Agent Reliance.	~~80~~ 84
10.5	Delegation of Duties.	~~80~~ 84
10.6	Resignation.	~~81~~ 84
10.7	Lender Non-Reliance.	~~81~~ 84
10.8	Other Titles.	~~81~~ 85
10.9	Administrative Agent and Arranger Fees.	~~82~~ 85
10.10	Execution of Collateral Documents.	~~82~~ 85
10.11	Collateral Releases.	~~82~~ 85
10.12	Certain ERISA Matters	~~82~~85

ARTICLE XI SETOFF; RATABLE PAYMENTS		~~84~~ 88

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11.1	Setoff.	~~84~~ 88
11.2	Ratable Payments.	~~85~~ 88

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		~~85~~88
12.1	Successors and Assigns.	~~85~~ 88
12.2	Dissemination of Information.	~~89~~ 93

ARTICLE XIII NOTICES		~~89~~93
13.1	Notices; Electronic Communication	~~89~~93

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		~~92~~95
14.1	Counterparts; Effectiveness.	~~92~~ 95
14.2	Electronic Execution.	~~92~~ 95

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		~~92~~ 95
15.1	Governing Law; Jurisdiction; Consent to Service of Process.	~~92~~ 95
15.2	WAIVER OF JURY TRIAL.	~~94~~ 96

Exhibit AForm of Note

Exhibit BCompliance Certificate

Exhibit CSubordination Terms

Exhibit DForm of Assignment and Assumption Agreement

Exhibit EForm of U.S. Tax Certificate

Exhibit FLiquidity Compliance Certificate

Pricing Schedule

Commitment Schedule

Schedule 2.20.1 Existing Letters of Credit

Schedule 5.8 Subsidiaries

Schedule 5.14 Ownership of Properties

Schedule 5.18 Insurance

Schedule 5.20 Collateral

Schedule 6.11 Indebtedness

Schedule 6.14 Investments

Schedule 6.15 Liens

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement, dated as of October 24, 2018, is among Viad Corp, a Delaware corporation, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as LC Issuer, as Swingline Lender and as Administrative Agent.

RECITALS

A.

The Borrower, the Administrative Agent, the financial institutions designated as existing lenders on the Commitment Schedule (“Existing Lenders”) are party to that certain Amended and Restated Credit Agreement, dated as of December 22, 2014 (as amended up to but not including the date hereof, the “Existing Credit Agreement”).

B.

The Borrower, the Administrative Agent, the Existing Lenders and certain additional financial institutions wish to amend and restate the Existing Credit Agreement on the terms and conditions set forth below to, among other things, extend the Facility Termination Date, increase and reallocate the Revolving Commitments and modify various covenants and pricing terms.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

Article I

DEFINITIONS, ETC.

As used in this Agreement:

Definitions

.

“Acquired Company” is defined in Section 6.14.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means JPMCB in its capacity as administrative agent of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

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“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means (i) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (ii) a Swingline Loan (unless otherwise expressly provided).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.21.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the sum of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that, clause (i) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof.  The initial Aggregate Revolving Commitment is $450,000,000.

“Agreement” means this amended and restated credit agreement, as it may be amended, restated and/or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus of 1% and (c) the Eurocurrency Rate for Eurocurrency Loans denominated in Dollars (calculated exclusive of the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Eurocurrency Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m.  London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.2.2 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as so determined would

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be less than ~~zero~~2.00%, such rate shall be deemed to be ~~zero~~2.00% for purposes of this Agreement.

“Amendment No. 2 Effective Date” means May 8, 2020.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Revolving Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” is defined in Section 12.1(ii).

“Arranger” means JPMCB and its successors, in its capacities as Sole Lead Arranger and Sole Bookrunner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1) and accepted by the Administrative Agent, in the form of Exhibit D or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower, acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means Viad Corp, a Delaware corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are generally not open in London for the conduct of substantially all of their commercial lending activities, (ii) when used in connection with a Eurocurrency Loans denominated in Canadian Dollars, shall also exclude any day on which banks are not open for foreign exchange business in Toronto, Canada and (iii) when used in connection with a borrowing, drawing, payment, reimbursement or rate selection denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with

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is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:00 a.m.  Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).  If the CDOR Screen Rate shall be less than ~~zero~~1.00%, the CDOR Screen Rate shall be deemed to be ~~zero~~1.00% for purposes of this Agreement.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.

“Class” when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans or Swingline Loans.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (i) the adoption of or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) compliance by any Lender or the LC Issuer (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the LC Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith or in the implementation thereof and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” collectively refers to the term “Collateral” as defined in the Security Agreement and the Subsidiary Security Agreement.

“Collateral Documents” means, collectively, the Guaranty, the Security Agreement, the Subsidiary Security Agreement, any intellectual property assignments and all other security documents hereafter delivered to the Administrative Agent granting a Lien or purporting to grant a Lien on any property of any Person to secure the obligations and liabilities of the Borrower or any of its Subsidiaries under any Loan Document.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means a Revolving Commitment.

“Commitment Schedule” means the Schedule attached hereto identified as such.

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“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Covenant Waiver Period” means the period commencing on the Amendment No. 2 Effective Date and continuing until the first Business Day after the Administrative Agent receives the quarterly financial statements and the related compliance certificate required to be delivered pursuant to Sections 6.1(ii) and (iv), respectively, with respect to the fiscal quarter ending September 30, 2020.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 9.20.

“Credit Extension” means the making of an Advance or the issuance or Modification of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance or Modification date for a Facility LC hereunder.

“Credit Party” means the Borrower and each Guarantor.

“Default” means an event described in Article VII.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

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“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.20.5.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means the Administrative Agent, the LC Issuer, the Swingline Lender and each other Lender.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, any Person becoming a lender hereunder pursuant to Section 2.6.3 and their respective successors and assigns.  Unless otherwise specified, the term “Lenders” includes JPMCB in its capacity as Swingline Lender.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.18.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Borrower’s then most-recently ended four fiscal quarters (or in the case of a calculation of the Leverage Ratio pursuant to Section 6.10 or 6.14(v) for the Borrower’s then most recently ended four fiscal quarters for which financial statements are available).

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Advance for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than ~~zero~~1.00%, such rate shall be deemed to be ~~zero~~1.00% for the purposes of this Agreement.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the

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interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Liquidity ~~Amount~~” means, as of any date of measurement thereof, an amount equal to the sum of (i) the aggregate amount of and cash and Cash Equivalent Investments maintained by the Borrower ~~or~~and its Subsidiaries ~~in the United States or Canada~~ on such date, but excluding therefrom any cash and Cash Equivalent Investments ~~maintained in the United States or Canada~~ that are restricted from payment to the Administrative Agent or the Lenders in satisfaction of the Obligations in any manner or are otherwise not readily available to the ~~Borrower~~Credit Parties in cash (including any amounts held by a Subsidiary that is not a Credit Party which may not be dividended, loaned or otherwise distributed to the ~~Borrower~~Credit Parties (directly or indirectly) without prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equity holders) plus (ii) the ~~lesser of (x) the~~ amount by which the Aggregate Revolving Commitment exceeds the aggregate Outstanding Revolving Credit Exposure of all of the Lenders on such date ~~and (y) the aggregate amount of Revolving Loans the Borrower may incur on such date in compliance, on a pro forma basis, with Section 6.23.2~~.

“Loan” means a Revolving Loan or a Swingline Loan.

“Loan Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.14, the Collateral Documents, each amendment or waiver hereof or hereunder and each other document or agreement executed and delivered from time to time by any Credit Party in connection with or pursuant to the terms of this Agreement or any other Credit Document.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party in any material respect, or (iii) the enforceability in any material respect of any of the Loan Documents or the material rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Domestic Subsidiary” means a Domestic Subsidiary (other than Glacier Park, Inc. unless and until such time as it becomes a Wholly-Owned Subsidiary) having an amount in excess of the lesser of (i) 5% of assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries on a consolidated basis or (ii) 5% of Consolidated Net Income for the preceding four fiscal quarter period, in each case determined as of the most recent fiscal quarter end for which financials have been delivered by the Borrower pursuant to Section 6.1.

“Material Foreign Subsidiary” means a Foreign Subsidiary having an amount in excess of the lesser of (i) 5% of assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries on a consolidated basis or (ii) 5% of Consolidated Net Income for the preceding four fiscal quarter period, in each case determined as of the most recent fiscal quarter end for which financials have been delivered by the Borrower pursuant to Section 6.1.

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“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pricing Schedule” means the Pricing Schedule attached to this Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Financial Center” means, with respect to any Foreign Currency, the principal financial center where such Foreign Currency is cleared and settled, as determined by the Administrative Agent.

“Proceeds” is defined in the Uniform Commercial Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment (or, if the Aggregate Revolving Commitment has expired or been terminated, its Outstanding Revolving Credit Exposure) and the denominator of which is the Aggregate Revolving Commitment (or, if the Aggregate Revolving Commitment has expired or been terminated, the Aggregate Outstanding Revolving Credit Exposure); provided that in the case of Section 2.22, when a Defaulting Lender shall exist, Pro Rata Share shall mean a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment (or, if the Aggregate Revolving Commitment has expired or been terminated, its Outstanding Revolving Credit Exposure) and the denominator of which is the Aggregate Revolving Commitment (or, if the Aggregate Revolving Commitment has expired or been terminated, the Aggregate Outstanding Revolving Credit Exposure) disregarding any Defaulting Lender’s Commitment.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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“QFC Credit Support” has the meaning assigned to it in Section 9.20.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recipient” means, as applicable, (i) the Administrative Agent, (ii) any Lender and (iii) the LC Issuer.

“Register” is defined in Section 12.1(ii)(D).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such

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events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means (a) at any time prior to the termination or expiration of the Revolving Commitments, Lenders having Outstanding Revolving Credit Exposures and unused Revolving Commitments representing at least 51% of the sum of the Aggregate Outstanding Revolving Credit Exposure and unused Revolving Commitments at such time (excluding Defaulting Lenders); provided that, for purposes of declaring any Loans to be due and payable pursuant to Article VII or for purposes of terminating the Revolving Commitments, then, in the event a Lender has not funded its participations in Swingline Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent pursuant to Section 2.5.3 (such amount, the “Swingline Unfunded Amount”) and until such time as such Swingline Unfunded Amount is actually funded by such Lender, (i) the Aggregate Outstanding Revolving Credit Exposure of each such Lender shall be deemed to be reduced by such Swingline Unfunded Amount and (ii) the Aggregate Outstanding Revolving Credit Exposure of the Swingline Lender shall be deemed to be increased by such Swingline Unfunded Amount; and (b) at any time following the termination or expiration of the Revolving Commitments, Lenders having Outstanding Revolving Credit Exposures and unused Revolving Commitments representing at least 51% of the sum of the Aggregate Outstanding Revolving Credit Exposure and unused Revolving Commitments at such time (excluding Defaulting Lenders); provided that, for purposes of calculating Outstanding Revolving Credit Exposure in connection with this clause (b), the Swingline Exposure of each Lender shall be its Pro Rata Share of the aggregate outstanding principal amount of all Swingline Loans at such time; provided further that the Swingline Exposure of any Lender who fails to fund its participation in Swingline Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent pursuant to Section 2.5.3 shall be deemed to be held by the Swingline Lender in making such determination until such Lender shall have funded its participation in such Swingline Loans.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Advance” means an Advance comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.1 and to acquire participations in Facility LCs and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Outstanding Revolving Credit Exposure, as such commitment may be (i) reduced or increased from time to time pursuant to Section 2.6 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.1.  The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1.

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regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Stock Compensation Expense” means expenses accounted for in accordance with the provisions of FASB Accounting Standards Codification Topic 718 - Compensation - Stock Compensation.

“Subsidiary” of a Person (the “parent”) means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by the parent or by one or more of its Subsidiaries or by the parent and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Security Agreement” means that certain Second Amended and Restated Subsidiary Pledge and Security Agreement dated as of the date hereof executed by each Material Domestic Subsidiary in favor of the Administrative Agent, for the ratable benefit of the Lenders (and, to the extent provided therein, their Affiliates), as it may be amended or modified and in effect from time to time.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Supported QFC” has the meaning assigned to it in Section 9.20.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be the sum of (i) its Pro Rata Share of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as the Swingline Lender and (ii) the aggregate principal amount of all Swingline Loans made by such Lender as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMCB in its capacity as the lender of Swingline Loans hereunder.

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“Swingline Loan” means a Loan made available to the Borrower by the Swingline Lender pursuant to Section 2.5.

“Syndication Agents” means Bank of America, N.A., BMO Harris Bank, N.A., KeyBank National Association, U.S. Bank National Association and Wells Fargo Bank, N.A., in their capacity as Syndication Agents, and not in their individual capacities as Lenders, and any successors.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transferee” is defined in Section 12.2.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Liabilities” means the amount (if any) of the excess of the funding target (as defined by Section 430(d) of the Code) over the value of assets as determined under Section 430 of the Code as of a valuation date within the last twelve (12) months for all Single Employer Plans.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other

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jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.20.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 3.4(vi)(B)(4)(b).

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which (other than qualifying shares required to be owned by directors) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2

Classification of Loans and Advances.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Eurocurrency Advances”) or by Class and Type (e.g., a “Eurocurrency Revolving Advance”).

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accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.3.

3.2.2

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (i) of Section 3.2.1 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (i) of Section 3.2.1 have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Base Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than ~~zero~~1.00%, such rate shall be deemed to be ~~zero~~1.00% for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 8.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this Section 3.2.2 (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.2.2, only to the extent the LIBO Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Borrowing Notice that requests the conversion of any Revolving Advance to, or continuation of any Revolving Advance as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Notice requests a Eurocurrency Advance, such Advance shall be made as a Floating Rate Advance.

3.3

Funding Indemnification.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion or continuation of any Eurocurrency Loan other than

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ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1

Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent on behalf of the Lenders:

(i)Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting GAAP or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report certified by independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants and shall be in a form reasonably satisfactory to the Administrative Agent) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

(ii)Within 45 days after the close of the first three quarterly periods of each of its fiscal years (~~commencing~~or, solely with respect to the fiscal quarter ending ~~September 30, 2018~~March 31, 2020, within 75 days after the close of such fiscal quarter), for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii)As soon as available, but in any event within 60 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for such fiscal year; provided, however, that the preceding plan and forecast shall be required to be delivered only if, as of September 30 of the year immediately preceding the year in which such plan and forecast would otherwise be required to be delivered, the Leverage Ratio is greater than 2.00 to 1.00.

(iv)Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(v)As soon as possible and in any event within 10 Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, which Reportable Event, a failure to make required contributions with respect to a Plan or

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Multiemployer Plan, or the initiation of the termination of a Plan that could reasonably be expected to have a Material Adverse Effect or result in the imposition of a Lien, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event or such other event and the action which the Borrower proposes to take with respect thereto.

(vi)As soon as possible and in any event within 10 Business Days after receipt by the Borrower, a copy of (a) any written notice or written claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any written notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vii)Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(viii)Promptly upon the filing thereof, notice of the filing to the Administrative Agent of all registration statements and periodic and current reports on forms 10-K, 10-Q and 8-K which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(ix)(A) Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (B) promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification, a revised Beneficial Ownership Certification.

(x)not later than Friday of every other week (commencing with Friday, May 8, 2020), a report setting forth (A) an updated rolling 13-week cash flow forecast for the Loan Parties covering the 13-week period beginning with the Monday immediately preceding each such Friday (each such forecast to be in form and substance reasonably acceptable to the Administrative Agent and in a form consistent with the cash flow forecasts previously submitted to the Administrative Agent) and (B) a reasonably detailed summary of the status of all major events, shows, attractions and lodges of the Borrower and its Subsidiaries, including, without limitation, information with respect to postponements, cancelations, payments, deposits, pending claims, accelerations, notices of terminations and lawsuits, in each case, to the extent related to the foregoing items set forth in this clause (B).

(xi)~~(x)~~Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier

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6.14(vi) may engage in different fields of enterprise) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and all other material rights and privileges, except where the failure to be in good standing or maintain such qualifications, rights or privileges could not reasonably be expected to have a Material Adverse Effect and except for liquidations of Subsidiaries which could not reasonably be expected to have a Material Adverse Effect so long as if the liquidating Subsidiary is a Guarantor, the entity to which the assets of the liquidating Subsidiary are distributed is either the Borrower or a Guarantor.

6.5

Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable material foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6

Insurance.  The Borrower will, and will cause each Subsidiary to, maintain in full force and effect, insurance policies and programs, with such deductibles or self-insurance amounts as reflect coverage that is reasonably consistent with prudent industry practice.  The Borrower will (x) furnish to any Lender upon request information in reasonable detail as to the insurance policies and programs of the Borrower and its Subsidiaries and (y) within thirty days following the Amendment No. 2 Effective Date (or such later date as the Administrative Agent agrees in its reasonable discretion), deliver to the Administrative Agent certificates of insurance evidencing the insurance required by this Section 6.6, together with endorsements naming the Administrative Agent as additional insured (in the case of liability insurance) and lender loss payee (in the case of property insurance).

6.7

Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.8

Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep, in all material respects, its material Property in good repair, working order and condition, ordinary wear and tear and damage from casualty and condemnation excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, subject to interruption for repairs, maintenance and restoration.

6.9	Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect

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any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice and at such reasonable times and intervals as the Administrative Agent or any Lender may request.

6.10

Restricted Payments.  The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its Capital Stock (other than dividends by way of stock split or otherwise payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except that ~~(i)~~ :

(i)	any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary~~, (ii)~~;
(ii)

the Borrower may declare and pay dividends on its Capital Stock in an aggregate amount not in excess of $15,000,000 in any calendar year so long as, immediately prior to and immediately after giving effect to any such declaration or payment, no Default or Unmatured Default shall have occurred and be continuing~~, (iii)~~;

(iii)

the Borrower may declare and pay dividends on its Capital Stock or repurchase its Capital Stock in an aggregate amount (as to such dividends and repurchases) not in excess of $20,000,000 in any calendar year so long as, immediately prior to and immediately after giving effect to any such declaration or payment, no Default or Unmatured Default shall have occurred and be continuing~~, (iv)~~;

(iv)

the Borrower may declare and pay dividends in excess of any such declaration or payment made in compliance with Sections 6.10(ii) or 6.10(iii), make distributions on its Capital Stock or repurchase its Capital Stock so long as, immediately prior to and immediately after giving effect to any such declaration, dividend, distribution or repurchase (and taking into account any Indebtedness incurred in connection therewith), (A) the Leverage Ratio (calculated on a pro forma basis) shall be less than or equal to 2.75 to 1.00 and (B) no Default or Unmatured Default shall have occurred and be continuing; and ~~(v)~~

(v)

any non-Wholly-Owned Subsidiary of the Borrower may declare and pay dividends or make other distributions to its shareholders generally so long as the Borrower or its respective Subsidiary which owns Capital Stock in the Subsidiary paying such dividends or making such other distributions receives at least its proportionate share thereof (based on its relative holdings of Capital Stock in the Subsidiary paying such dividends or making such other distributions and taking into account relative preferences, if any, of the various classes of Capital Stock in such Subsidiary);

provided, that, notwithstanding the foregoing or anything to the contrary set forth herein, the Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions pursuant to the foregoing clauses (ii), (iii) and (iv) during the Covenant Waiver Period.

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or (ii) a Wholly-Owned Subsidiary, and except that a Subsidiary that is not a Credit Party may consummate a Division.

6.13

Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property (including any effective transfer or disposition by way of a Division) to any other Person, except:

(i)Sales of inventory in the ordinary course of business.

(ii)The disposition in the ordinary course of business of equipment, inventory or other assets, including real property, that is, in any event, obsolete, excess or no longer used or useful in the Borrower’s or its Subsidiaries’ businesses and the leasing or subleasing in the ordinary course of business of owned or leased properties which are excess properties or are no longer used or useful in the Borrower’s or its Subsidiaries’ businesses.

(iii)Leasing of assets between (A) the Borrower and its Subsidiaries or (B) any Subsidiary and another Subsidiary.

(iv)Sale or transfer of the Capital Stock or Property of Glacier Park, Inc.

(v)Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions permitted by Sections 6.13(i) through (iv)) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, having a book value that does not in the aggregate exceed 10% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the end of such month.

6.14

Investments and Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)Cash Equivalent Investments.

(ii)Investments constituting non-cash consideration for dispositions of assets permitted hereunder.

(iii)Existing Investments in Subsidiaries and other Investments in existence on the Effective Date and described in Schedule 6.14.

(iv)Investments made after the Effective Date in Persons which are Subsidiaries, provided that immediately after giving effect to each Investment made pursuant to this ~~section Investments~~Section 6.14 in Foreign Subsidiaries and non-Wholly-Owned Subsidiaries (other than Investments disclosed on Schedule 6.14) shall not exceed in the aggregate 10% of Consolidated Total Assets (determined as of the most recent fiscal quarter end for which financial statements have been provided pursuant to Section 6.1(i) or (ii)).

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(v)Acquisitions of (or of all or substantially all of the assets of) entities engaged in substantially the same or related lines of business as the Borrower, so long as immediately after giving effect to each such Acquisition and the incurrence/repayment of any related Indebtedness, (1) the Borrower shall be in compliance with its covenants hereunder and (2) on a pro forma basis the Borrower would be in compliance with Section 6.23.1 and 6.23.2 for the previous fiscal quarter; provided, however, that (A) for any Acquisition with aggregate consideration (including cash, other property, stock and debt assumption, with such property and stock valued at fair market value at the time of such Acquisition) in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer setting forth the calculations demonstrating such compliance and (B) both before and after giving effect to such Acquisition no Default exists (each such entity, an “Acquired Company”); provided, that, notwithstanding the foregoing, no Acquisitions shall be permitted pursuant to this clause (v) during the Covenant Waiver Period.

(vi)Investments in Rate Management Transactions related to the Loans or entered into in the ordinary course of business.

(vii)Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with customers and suppliers arising in the ordinary course of business or other securities of a de minimis value.

(viii)Loans permitted by Section 6.11(vii).

(ix)Other Investments in other Persons; provided that the Leverage Ratio (calculated on a pro forma basis) shall be less than or equal to 3.50 to 1.00; provided, further, that, notwithstanding the foregoing, no Investments shall be permitted pursuant to this clause (ix) during the Covenant Waiver Period.

6.15	Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i)Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and, in each case, for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than a Lien imposed under ERISA or the Code).

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6.22

Subsidiary Stock Pledge.  If any Person becomes a Material Domestic Subsidiary or a Material Foreign Subsidiary after the Effective Date, the Borrower shall, within the timeframe set forth below, pledge, or shall cause to be pledged, all of the Capital Stock thereof owned by the Borrower or any Guarantor pursuant to an amendment to the Security Agreement or the Subsidiary Security Agreement, as applicable, and other documentation (including related certificates, opinions and financing statements and in the case of the pledged Capital Stock of Foreign Subsidiaries, any requested foreign law pledge agreements) in each case reasonably acceptable to the Administrative Agent; provided, that only 65% of the outstanding voting Capital Stock (but 100% of the non-voting Capital Stock) of any Foreign Subsidiary shall be required to be pledged pursuant hereto.  The Borrower shall notify the Administrative Agent and take the actions described in the foregoing sentence as promptly as possible after the date any Person becomes a Material Domestic Subsidiary or a Material Foreign Subsidiary but in any event within thirty (30) days thereafter (or such greater number of days to which the Administrative Agent may agree).

6.23	Financial Covenants.
6.23.1

Interest Coverage Ratio.  The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, for the then most recently ended four fiscal quarters of (i) Consolidated EBITDA to (ii) cash Consolidated Interest Expense, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00 for any fiscal quarter ending on or after September 30, 2018 (other than with respect to the fiscal quarter ending June 30, 2020, which shall be exempt from such testing).

6.23.2

Leverage Ratio.  The Borrower will not permit the Leverage Ratio determined as of the end of each of its fiscal quarters to be greater than 3.50 to 1.00 at any time on or after September 30, 2018 (other than with respect to the fiscal quarter ending June 30, 2020, which shall be exempt from such testing); provided that solely with respect to the four fiscal quarters following any Acquisition permitted by this Agreement with an aggregate purchase price in excess of $50,000,000 (a “Material Acquisition”), the Leverage Ratio determined as of the end of such four fiscal quarters shall not be greater than 4.00 to 1.00; provided, further, that if the Leverage Ratio has increased pursuant to the previous proviso, then there must exist at least one fiscal quarter without such an increase in effect prior to giving effect to any subsequent increase resulting from a Material Acquisition.

6.23.3

Minimum Liquidity.  The Borrower will not permit Liquidity to be less than $100,000,000 at any time during the Covenant Waiver Period; provided, that, in connection with the foregoing and solely during the Covenant Waiver Period, on or prior to the second Business Day to occur after the end of each calendar month (commencing with June 2, 2020), the Borrower shall deliver a compliance certificate to the Administrative Agent, substantially in the form of Exhibit F, demonstrating Liquidity for each Business Day during such month.

Article VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

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7.1

Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2

Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five Business Days after the same becomes due.

7.3

The breach by the Borrower of any of the terms or provisions of (i) Section 6.2, 6.3, 6.4 or Sections 6.10 through 6.23 inclusive or (ii) Section 6.1(x) which, solely with respect to this clause (ii), is not remedied or waived within two Business Days after the occurrence thereof.

7.4

The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.

7.5

Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6

The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or

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increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

9.19	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Lender that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any ~~party hereto~~Lender that is an ~~EEA~~Affected Financial Institution; and

(ii)the effects of any Bail-In Action on any such liability, including, if applicable:

(a)~~(A)~~ a reduction in full or in part or cancellation of any such liability;

(b)~~(B)~~ a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent ~~entity~~undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)~~(C)~~ the variation of the terms of such liability in connection with the exercise of the Write-Down ~~and Conversion Powers of any EEA Resolution Authority.~~and Conversion Powers of the applicable Resolution Authority.

9.20

Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Financial Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution

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Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1

Appointment.  Each of the Lenders and the LC Issuer hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

10.2

Rights and Power.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

10.3

Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct. The Administrative

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in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iv)

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.2

Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

ARTICLE XIII

NOTICES

13.1

Notices; Electronic Communication~~(i)~~. (i) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (ii) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(A)	if to the Borrower, at its address or telecopier number set forth on the signature page hereof;
(B)

if to the Administrative Agent or Swingline Lender, at its address or telecopier number set forth on the signature page hereof, except that notices for any Advance denominated in a Foreign Currency shall be sent to:

JPMorgan Chase Bank, N.A.
C/O Corina C Ramos

10 South Dearborn, Floor L2S

Chicago, IL 60603-2300

T.: 844-490-5663

Email: jpm.agency.cri@jpmorgan.com;

(C)	if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

VIAD CORP

By:______________________________

Name:Ellen M. Ingersoll
Title:Chief Financial Officer

By:______________________________

Name:Elyse A. Newman Title:Treasurer

1850 N. Central Ave., Suite 1900
Phoenix, AZ 85004-4565

Attention: Treasurer’s Department
Telephone:602-207-1032
Fax:602-207-2633
Email:enewman@viad.com

[Signature Page to Viad Amended and Restated Credit Agreement]

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PRICING SCHEDULE

(a)	As of the Amendment No. 2 Effective Date and continuing at all times during the Covenant Waiver Period:

Applicable Margin
Eurocurrency Rate	3.50%
Floating Rate	2.50%

Applicable Fee Rate
Letter of Credit Fee	3.50%
Commitment Fee	0.50%

(b)Thereafter:

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurocurrency Rate	1.25%	1.50%	1.75%	2.00%	2.25%	2.50%
Floating Rate	.25%	.50%	.75%	1.00%	1.25%	1.50%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Letter of Credit Fee	1.25%	1.50%	1.75%	2.00%	2.25%	2.50%
Commitment Fee	0.20%	0.25%	0.30%	0.35%	0.40%	0.45%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.00 to 1.00.

COMMITMENT SCHEDULE

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.*	$65,000,000
Bank of America, N.A.*	$52,000,000
BMO Harris Bank N.A.*	$52,000,000
KeyBank National Association*	$52,000,000
U.S. Bank National Association*	$52,000,000
Wells Fargo Bank, N.A.*	$52,000,000
SunTrust Bank	$45,000,000
Bank of the West*	$45,000,000
BOKF, NA d/b/a Bank of Arizona	$35,000,000
Total	$450,000,000.00

*Indicates Existing Lenders.

EXHIBIT C

LIQUIDITY COMPLIANCE CERTIFICATE

EXHIBIT F

FORM OF LIQUIDITY COMPLIANCE CERTIFICATE

To:The Lenders party to the
Credit Agreement Described Below

This Liquidity Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of October 24, 2018 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Viad Corp, a Delaware corporation (the “Borrower”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Liquidity Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am the duly elected of the Borrower;
2.	Liquidity [was] [was not] not less than $100,000,000 at all times during the calendar month ended ______, 2020 (the “Applicable Period”); and
3.

Schedule I attached hereto sets forth computations evidencing [compliance] [non-compliance] with the minimum Liquidity covenant set forth in Section 6.23.3 of the Agreement for each Business Day during the Applicable Period, all of which computations are true, complete and correct.

The foregoing certifications, together with the computations set forth in Schedule I hereto, are made and delivered this ___ day of ______, 2020.

VIAD CORP

By:

Its:

Name:

By:

Its:

Name:

Schedule I

Liquidity Report

[See attached.]